EXHIBIT 5.1
[Letterhead of Dorsey & Whitney LLP]
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, MN 56538-0496
Re:	Registration Statement on Form S-3 File No. 333-159137
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the filing by the Company of Post-Effective Amendment No. 1 to the above-captioned Registration Statement on Form S-3 (as so amended, the “Registration Statement”) with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of securities of the Company to be offered from time to time. We have also acted as counsel to the Company in connection with a Prospectus Supplement dated December 1, 2009 to the Prospectus dated July 1, 2009 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $100,000,000 aggregate principal amount of 9.000% Notes due 2016 (the “Notes”). The Notes are to be issued under the Indenture dated as of November 1, 1997, as supplemented (the “Indenture”), between the Company and U.S. Bank National Association (formerly First Trust National Association), as trustee (the “Trustee”), and sold pursuant to the Underwriting Agreement dated December 1, 2009 (the “Underwriting Agreement”) among the Company and Banc of America Securities LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A thereto.
     We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
     Based on the foregoing, we are of the opinion that the Notes, when duly executed by the Company, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Underwriting Agreement, will constitute binding obligations of the Company.

Otter Tail Corporation

     The opinion set forth above is subject to the following qualifications and exceptions:
     (a) Our opinion stated above is subject to the effects of any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.
     (b) Our opinion stated above is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law); in addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.
     (c) Our opinion stated above is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.
     (d) We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.
     (e) We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
     Our opinion expressed above is limited to the laws of the States of Minnesota and New York.
     We hereby consent to your filing of this opinion as an exhibit to the Registration

Otter Tail Corporation

Statement and to the reference to our firm under the caption “Legal Matters” and “Validity of Securities” contained in the Prospectus.
Dated: December 4, 2009

Very truly yours,
/s/ Dorsey & Whitney LLP

GLT/SK